                                                                 Exhibit (12)(i)

                           THE STANDARD PRODUCTS CO.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                Years Ended June 30
                                   -----------------------------------------------
                                    1995      1996      1997      1998      1999
                                   -------   -------   -------   -------   -------
                                            (Dollar amounts in thousands)
Consolidated income before
  income taxes                     $17,259   $28,524   $46,459   $68,522   $47,967
Add:
  Interest and amortization
    of debt expense                 14,085    14,944    12,927    12,419    14,308
  Interest portion of rental
    expense                          4,736     4,876     4,791     4,482     4,173
                                   -------   -------   -------   -------   -------
  Total earnings                   $36,080   $48,344   $64,177   $85,423   $66,448
                                   =======   =======   =======   =======   =======
Fixed charges:
  Interest and amortization
    of debt expense                $14,085   $14,944   $12,927   $12,419   $14,308
  Interest portion of rental
    expense                          4,736     4,876     4,791     4,482     4,173
                                   -------   -------   -------   -------   -------
  Total fixed charges              $18,821   $19,820   $17,718   $16,901   $18,481
                                   =======   =======   =======   =======   =======
Ratio of earnings to fixed
  charges                              1.9x      2.4x      3.6x      5.1x      3.6x
                                   =======   =======   =======   =======   =======